Annex A
The following is a list of the executive officers and directors of Galaxy Digital Inc., setting forth the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and citizenship for each such person.
Executive Officers
Name	Position	Business Address	Citizenship
Michael Novogratz	Chief Executive Officer and Director	300 Vesey St. New York, NY 10282	USA
Christopher Ferraro	President and Chief Investment Officer	300 Vesey St. New York, NY 10282	USA
Anthony Paquette	Chief Financial Officer	300 Vesey St. New York, NY 10282	USA
Matthew Friedrich	Chief Legal Officer	300 Vesey St. New York, NY 10282	USA
Erin Brown	Chief Operating Officer	300 Vesey St. New York, NY 10282	USA

Directors
Name	Position	Business Address	Citizenship
Michael Daffey	Chairman	300 Vesey St. New York, NY 10282	UK
Bill Koutsouras	Lead Director	300 Vesey St. New York, NY 10282	Italy
Rhonda Adams-Medina	Director	300 Vesey St. New York, NY 10282	USA
Jane Dietze	Director	300 Vesey St. New York, NY 10282	USA
Richard Tavoso	Director	300 Vesey St. New York, NY 10282	USA
Douglas Deason	Director	300 Vesey St. New York, NY 10282	USA